INITIAL CAPITAL AGREEMENT


                                                                December 4, 2006


Board of Trustees of
Guerite Funds
100 Executive Center Drive, Suite 120
Greenville, South Carolina 29615

Ladies and Gentlemen:

     The undersigned hereby subscribes for 10,000 Shares of Beneficial Interest, no par value, of the Guerite Absolute Return Fund, a series of Guerite Funds, an Ohio business trust, at $10.00 per share for an aggregate purchase price of $100,000. Our payment in full is confirmed.

     The undersigned represents and agrees that it is purchasing these Shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933, nor with any present intention of distributing or selling such shares.


                                               Very truly yours,

                                               Guerite Capital Partners LLC


                                               By:  /s/ Michael Steven Till
                                                   --------------------------
                                               Its: Manager



Confirmed and Accepted:

GUERITE FUNDS

By: /s/ Hugh Charles Moore
    ---------------------------
Its: President